Exhibit 10.1

MYDX360 SAAS ECOSYSTEM

LICENSE AND SERVICES AGREEMENT

This License and Services Agreement, dated this 12th day of June, 2017 (the “Agreement”), is by and between MyDx, Inc., a Nevada corporation having its principal office 6335 Ferris Square Suite B, San Diego, CA 92121 (hereinafter, the “Licensor”) and Black Swan, LLC, a limited liability company having its principal office at 3651 Lindell Road, Las Vegas, NV 89103 (hereinafter, the “Licensee”). The Licensor and Licensee are sometimes referred to individually, as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Licensor sells the MyDx® portable analyzer in combination with the CannaDxTM sensor (the sensor is placed in the analyzer) which allows cannabis users to provide feedback as to various side effects to the cannabis strain being analyzed by the MyDx® portable analyzer in combination with the CannaDxTM sensor and compares such feedback to the chemical profile found in the specific cannabis strain;

WHEREAS, Licensor is engaged in providing Software as a Service for its MYDX360 reporting and tracking platform of community driven data that stores the user feedback and chemical profile comparisons generated by consumers’ use of the MyDx® portable analyzer in combination with the CannaDxTM sensor (the “Database”);

WHEREAS, the Parties desire to enter into this Agreement to enable Licensor to grant to Licensee a non-exclusive limited license to: (i) access the Database (the “Access License”); and (ii) use the Licensor’s “Powered by MyDx” trademark and the MyDx logo on Licensee’s products (the “Brand License” and, together with the Access License, the “MyDx License”);

WHEREAS, the Parties desire to enter into this Agreement to enable Licensor to: (i) provide to Licensee market research regarding the packaging of Licensee’s products in coordination with the Licensee’s objectives (the “Brand Services”); and (ii) deliver certain quantities of the Licensor’s smart devices, cartridges, batteries, and other hardware to the Licensee (the “Product Services” and, together with the Brand Services, the “MyDx Services”); and

WHEREAS, the Parties agree that the MyDx License be granted and the MyDx Services be provided based upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the Parties hereby agree as follows:

ARTICLE 1: MYDX LICENSE

Section 1.1. The Licensor agrees to grant to the Licensee the Access License which shall consist of:

(a)	access to the Database to enable Licensee to engage in formulation queries regarding the effects of having different amounts of terpene or other chemicals in cannabis strains;

(b)	access to the Database’s chemical profile library and related definitions;

(c)	access to a list with the contact information and fee schedule of cannabis extractors with state licenses so that Licensee can submit the formulation query results to such licensed cannabis extractors. Such licensed extractor list may change and Licensor shall have no obligation to provide Licensee with an updated list; and

(d)	access to the CannaDxTM mobile application to track feedback and reviews by up to 20,000 users of Licensee’s products.

Section 1.2. The Licensor agrees to grant to the Licensee the Brand License which shall consist of the Licensee being required, for the entirety of the term of this Agreement, to use the “Powered by MyDx” trademark and the MyDx logo on all of Licensee’s products in accordance with the instructions on “Exhibit A” attached hereto.

ARTICLE 2: MYDX SERVICES

Section 2.1. The Licensor will provide the Brand Services.

Section 2.2. The Licensor will provide the Product Services which shall consist of:

(a)	Licensor providing annual MyDx360 SAAS Premium Subscription at a cost of $15,000 per annum

(b)	Licensor providing 6,000 Cartridges every six months to the Licensee at a cost of $2.49 per Cartridge ($14,940 in total every six months). It shall be a requirement of this Agreement that Licensee order 6,000 Cartridges from Licensor every six months;

(c)	Licensor providing 1,000 Eco Smart Pens to the Licensee, when available, over the three-year term of this Agreement at a cost of $25 per Eco Smart Pen ($25,000 in total); and

(d)	Licensor providing 6,000 batteries to the Licensee over the three-year term of this Agreement at a cost of $3.99 per battery ($23,940 in total).

ARTICLE 3: LICENSE AND SERVICES CONSIDERATION

Section 3.1. The total consideration for the provision of the grant of the MyDx License and the provision of the MyDx Services by the Licensor will be $78,880 that Licensee will pay to Licensor as follows:

(a)	$15,000 within thirty (30) calendar days of the signing of this Agreement; and

(b)	Each of the $14,940 every six months for the Cartridges, $25,0000 for the Eco Smart Pens, and the $23,940 for the batteries shall be paid by Licensee within thirty (30) calendar days of Licensor invoice for such hardware to Licensee.

Section 3.2. Please refer to the Premium column in the MyDx360 Subscription Pricing & Services table attached hereto as “Exhibit B.”

ARTICLE 4: INDEMNIFICATION

Section 4.1. Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold the Licensor, its directors, officers, employees, agents, representatives and inventors harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of any loss or damage resulting from: (a) the use of the MyDx License or MyDx Services; (b) the sale by Licensee of any products containing any substance listed in 21 CFR 1308.11 (Schedule I Controlled Substances as designated by the U.S. Drug Enforcement Administration); or (c) arising from any obligation of Licensee hereunder, which loss or damage is the result of the action or omission on the part of Licensee, its directors, officers, employees, agents and representatives. The rights and obligations of this section 4.1 shall survive termination or expiration of this Agreement. Notwithstanding the foregoing, each of the Licensor, its directors, officers, employees, agents, representatives and inventors shall not be entitled to indemnification for any claim, liability, loss, cost, damage, or expenses to the extent caused by its or their own fraud or willful misconduct.

ARTICLE 5: TERM

Section 5.1. The term of this Agreement shall be three (3) years. Licensor shall have the right, in its sole discretion, to terminate this Agreement if Licensee does not order and pay for at least 6,000 Cartridges every six months at a cost of $2.49 per Cartridge ($14,940 in total every six months).

ARTICLE 6: MISCELLANEOUS

Section 6.1. Disclaimer of Warranty. The information in the Database is meant for Licensee’s general use only and is not intended to help diagnose, cure, treat, or prevent any disease or provide medical advice. Licensor provides no warranty or guarantee as to the accuracy of the information in the Database and Licensee shall make no claims, implicitly or explicitly, as to the treatment efficacy of Licensee’s products due to Licensee’s use of the Database. The information in the Database is provided on an “as is” basis and Licensor disclaims all other representations or warranties of any kind, express, implied or statutory, including, without limitation, any warranties of merchantability or fitness for a particular purpose.

Section 6.2. Licensee and Cannabis Extractor Relationship. Licensor shall not be and shall not be considered a third-party beneficiary of any cannabis product manufacturing relationship between the Licensee and a licensed cannabis extractor.

Section 6.3. Consumer Products Only. Licensee shall use the MyDx License and the MyDx Services to manufacture, market, and sell consumer products exclusively. Licensee is hereby expressly prohibited from using the MyDx License and the MyDx Services for “Business to Business” products.

Section 6.4 Non-Compete. During the term of this Agreement and for the five (5) years thereafter, Licensee shall not manufacture, market, or sell any products utilizing the MyDx License and the MyDx Services without the prior written consent of the Licensor. If Licensee breaches its obligations in this Section 6.4, Licensee shall pay Licensor $200 per day as liquidated damage for each day Licensee continues to, without the prior written consent of the Licensor, manufacture, market, or sell any products utilizing the MyDx License and the MyDx Services. The Parties agree that quantifying losses arising from Licensee’s breaches of its obligations in this Section 6.4 is inherently difficult as such products will serve to lessen the value of the Licensor’s product and services, and further stipulate that the agreed upon sum is not a penalty, but rather a reasonable measure of damages, based upon the parties’ experience in the cannabis industry and given the nature of the losses that may result from delay. This provision shall [shall not] apply in the event of concurrent delay or delay caused by a third-party. The parties further agree that this liquidated damages provision shall not apply in the event Seller’s delay causes Buyer to lose a sale on an existing contract.”

Section 6.5 Confidentiality. The MyDx License and the MyDx Services together with all other data and materials supplied by Licensor to Licensee pursuant to this Agreement are the property and confidential and proprietary trade secrets of the Licensor and remain so even after delivery to the Licensee. Licensee shall advise all their employees, agents or contractors that they are bound by the confidentiality terms of this Agreement. Further, each Party agrees that during the performance of this Agreement it may receive information relating to the other party that is not generally known or that is of a proprietary nature (“Confidential Information”). Each Party agrees not to use or disclose any Confidential Information except for the purpose of meeting its obligations under this Agreement, and will not use Confidential Information for any other purpose whatsoever. Confidential Information shall not include any information that is (a) generally known or available to the public; (b) already known at the time of receiving the Confidential Information through no wrongful act of the other party; (c) furnished by a third party with the right to do so; or (d) independently developed. In the event that either Party is required to disclose Confidential Information relating to the other party to a court or government agency, it shall, prior to disclosure, and as soon as practicable, notify the other party and allow it an adequate opportunity to object to the disclosure order or take other action to preserve the confidentiality of the information. Licensee acknowledges that the MyDx License and the MyDx Services are unique and valuable and have been developed or otherwise acquired by Licensor at great expense, and that any unauthorized disclosure or use of the MyDx License and the MyDx Service would cause Licensor irreparable injury and loss, for which damages would be an inadequate remedy.

Section 6.6 Governing Law and Arbitration. Any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof or the action or inaction of any Party hereunder shall be submitted to arbitration in San Diego, California, before the American Arbitration Association under the commercial arbitration rules of such Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award so obtained may be entered in any court having jurisdiction thereof. To the fullest extent permitted by law, no action at law or in equity based upon any claim arising out of or related to this Agreement instituted in any court by any party except: (i) an action to compel arbitration pursuant to this Section 6.6, (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 6.6, or (iii) an action for injunctive relief when and if such relief is appropriate under the terms of this Section 6.6.

Section 6.7. Entire Agreement. The Parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the Parties hereto.

Section 6.8. Assignability. This Agreement is not assignable by either Party without the prior written consent of the other Party. For the avoidance of doubt, this Agreement shall terminate, if the term has not yet expired, upon dissolution of Licensee.

Section 6.9. Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 6.10. Notices. All notices, requests, demands and other communications required or permitted pursuant to this Agreement will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile or email.

If to Licensor, then to : MyDx, Inc. Attn: Daniel Yazbeck 6335 Ferris Square Suite B San Diego, CA 92121 800.814.4550

If to Licensee, then to : Black Swan, LLC Attn: Jeffrey Lau

or to such other person or address as the Parties shall furnish to each other in writing in accordance with this section.

Section 6.11. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 6.12. Facsimile and Scanned Execution. Receipt by either Party of a counterpart of this Agreement manually signed and then scanned electronically and emailed to the other Party or manually signed and then sent by facsimile transmission to the other Party shall, for all purposes, be deemed to be an original counterpart with the same force and effect as the manually signed counterpart from which it was electronically reproduced.

Section 6.13. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

MyDx, Inc.		Black Swan, LLC
(Licensor)		(Licensee)

By:	Daniel Yazbeck	By:	Jeffrey Lau
Title:	CEO	Title:	Operations Executive

Exhibit A – Use of Trademarks

“Powered by MyDx”

Exhibit B – Pricing

MyDx360: Subscription Pricing & Services

	Non-Member	Standard	Premium
Annual Service Fees	N/A	Set-up Fee: $10k	Set-up Fee: $15k
		Min Order Value: $12.5k	Min Order Value: $20k
Formula Access	Limited	Yes	Yes
Formula Customization	No	Yes, change up to 5 cannabinoids and terpenes	Yes, change the formula as necessary
Flavors	No	Yes	Yes
Value Added Features	No	Pay per Use	Pay per Use
Oil Cartridge Pricing	$3.49 per unit	1 — 1,000: $349/ unit	Branded Cartridge
	Min 1,000 order	1,001 — 5,000: $2.99/ unit	5,001+: $2.49/ unit
5,001+: $2.49/ unit
Premium Battery	$3.99	$3.99	$3.99
SAAS Ecosystem	No	Yes	Yes

Pricing Subject to Change